Exhibit (k)(1)

EXECUTION COPY

ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made as of the 15th day of November, 2007, by and between Morgan Stanley Global Long/Short Fund A (the “Fund”), a Delaware statutory trust with its principal place of business at One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, Pennsylvania, U.S.A., and State Street Bank and Trust Company, a Massachusetts trust company with its principal place of business at One Lincoln Street, Boston, Massachusetts, U.S.A. (“State Street”).

WITNESSETH:

WHEREAS, the Fund will be registered under the Investment Company Act of 1940 (the “1940 Act”) as a closed-end, non-diversified, management investment company, and in connection therewith is using its best efforts to have an effective registration statement (the “Registration Statement”) as soon as possible after the date hereof (the “Effective Date”); and

WHEREAS, the Fund desires to retain State Street to perform certain administrative and accounting services for the Fund and State Street is willing to perform such services upon the terms and conditions hereinafter set forth.

Now THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1. APPOINTMENT AS ADMINISTRATOR

The Fund hereby appoints State Street to act as administrator and accounting agent for the Fund and State Street hereby accepts such appointment, in each case upon the terms and conditions set forth below.

Section 2. DELIVERY OF DOCUMENTS

The Fund shall promptly deliver to State Street certified copies of all documents relating to the Fund, including, but not limited to, each of the following documents and all future amendments and supplements thereto, if any:

(a)	The Fund’s declaration of trust and by-laws (collectively, the “Governing Documents”);

(b)	The Fund’s Registration Statement, including the Fund’s Prospectus and Statement of Additional Information, under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act, in such form as of the date of this Agreement and the as-filed form in effect as of the Effective Date;

(c)	Certified copies of the resolutions of the Board of Trustees of the Fund (the “Board”) authorizing (1) the Fund to enter into this Agreement and (2) certain individuals on behalf of the Fund to give instructions to State Street pursuant to this Agreement;

(d)	A copy of the investment advisory agreement between the Fund and its investment adviser; and

(e)	such other certificates, documents, opinions and information as State Street may, in its reasonable discretion, deem necessary or appropriate in connection with the performance of its duties hereunder.

Section 3. REPRESENTATIONS AND WARRANTIES OF STATE STREET

State Street represents and warrants to the Fund that:

(a)	it is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

(b)	all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

(c)	its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it.

Section 4. REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to State Street that:

(a)	it is a statutory trust duly organized and existing in good standing under the laws of the State of Delaware;

(b)	it has the power and authority under applicable laws and its Governing Documents to enter into and perform this Agreement;

(c)	all requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

(d)	its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it;

(e)	it will be an investment company properly registered under the 1940 Act as of the Effective Date; and

(f)	a registration statement under the 1933 Act and the 1940 Act will be filed and effective as of the Effective Date and remain effective during the term of this Agreement and the Fund will notify State Street as soon as possible of the effectiveness of the Registration Statement. The Fund also warrants to State Street that prior to the Effective Date: (i) it is relying on one or more exemptions from registration under the 1940 Act and the 1933 Act and will continue to do so until the Effective Date, and (ii) any necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been, or will be, made by the Fund.

Section 5. GENERAL ADMINISTRATIVE SERVICES

State Street shall provide the following general administrative services commencing on the Effective Date, except as otherwise agreed by the parties, in accordance with procedures as may be established by the Fund and State Street from time to time, and that are, in each case, subject to the control, supervision and direction of the Fund and to the review and comment by the Fund’s auditors and legal counsel:

(a)	prepare for review and approval financial information for the Fund’s semi-annual and annual reports and coordinate the printing and mailing of such reports and communications;

(b)	prepare and submit for approval the Fund’s expense budget and arrange for the payment of the Fund’s expenses;

(c)	provide such periodic testing of the Fund as may be mutually agreed upon in writing by the Fund and State Street from time to time to assist the Fund’s investment adviser in complying with the investment limitations contained in the Fund’s registration documents and such other investment restrictions to which the Fund may be subject, including the requirements of each of the Internal Revenue Code, as applicable, and the 1940 Act;

(d)	prepare for review and approval by the Fund such reports and filings as may be required by any governmental or regulatory authority with jurisdiction over the Fund, in each case as may be mutually agreed upon in writing by the Fund and State Street, and arrange for the filing of same with the appropriate authority;

(e)	Perform Blue Sky services pursuant to the specific instructions of the Fund’s officers as detailed in Schedule A hereto; and

(f)	Coordinate the printing and mailing of quarterly tender offer documents to shareholders and process the repurchase of shares pursuant to such tender offers in accordance with the tender offer procedures as outlined in the Fund’s Registration Statement.

State Street shall provide such additional administrative services to the Fund as may be agreed upon in writing by the Fund and State Street from time to time.

Section 6. ACCOUNTING SERVICES

State Street shall maintain the books and records of account of the Fund and shall perform the following duties commencing on the Effective Date, except as otherwise agreed by the parties, in the manner prescribed by the Fund’s Registration Statement and further in accordance with such written procedures as may be adopted by the Fund from time to time (collectively, the “Pricing Procedures”):

(a)	record general ledger entries;

(b)	calculate monthly net income;

(c)	reconcile activity to the trial balance; and

(d)	calculate and publish the monthly net asset value.

The Fund shall provide to State Street timely notice prior to any modification in the manner in which such calculations are to be performed. For purposes of calculating the net asset value of the Fund, State Street shall value the Fund’s portfolio of investments utilizing prices obtained from sources designated by the Fund on a price source authorization substantially in the form attached hereto as Schedule B (the “Price Source Authorization”), as the same may be amended by the Fund and State Street from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 9 below) (collectively, the “Authorized Price Sources”). State Street shall not be responsible for any revisions to the methods of calculation prescribed by the Pricing Procedures unless and until such revisions are communicated in writing to State Street.

Section 7. RECORDS

State Street shall create and maintain all records relating to the services provided under this Agreement in a manner which shall meet the obligations of the Fund under its Governing Documents and applicable law. All such records shall be the property of the Fund and shall at all times during State Street’s regular business hours be open for inspection by any person duly authorized by the Fund and employees and agents of the regulatory agencies having jurisdiction over the Fund. State Street shall preserve the records required to be maintained hereunder for the period required by law, unless such records are earlier surrendered in connection with the termination of the Agreement or otherwise upon written request.

Section 8. APPOINTMENT OF AGENTS

State Street may, at its own expense, employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce State Street’s obligations or liabilities hereunder. The Fund acknowledges that certain affiliates and agents of State Street shall perform certain duties of State Street under this Agreement in Toronto, Canada.

Section 9. INSTRUCTIONS AND ADVICE

The term “Proper Instructions” shall mean instructions received by State Street from the Fund or the Fund’s investment adviser or any person duly authorized by them. Such instructions may be in writing signed by the authorized person or may be by such other means as may be agreed upon from time to time by State Street and the Fund (including, without limitation, oral instructions). All oral instructions shall be promptly confirmed in writing. The Fund and the Fund’s investment adviser shall each cause its duly authorized representatives to certify to State Street in writing the names and specimen signatures of persons authorized to give Proper Instructions. State Street shall be entitled to rely upon the identity and authority of such persons until it receives written notice from the Fund or the Fund’s investment adviser to the contrary. State Street may rely upon any Proper Instruction reasonably believed by State Street to be genuine and to have been properly issued by or on behalf of the Fund or the Fund’s investment adviser. The Fund or the Fund’s investment adviser shall give timely Proper Instructions to State Street in regard to matters affecting State Street’s duties under this Agreement.

At any time, State Street may apply to the Fund and/or the Fund’s investment adviser for instructions and may consult with its own legal counsel or outside counsel for the Fund or the independent accountants for the Fund with respect to any matter arising in connection with the services to be performed by State Street under this Agreement. Any fees and expenses related to such consultation shall be billed to and paid by the Fund if State Street has received prior approval for such consultation from the Fund or the Fund’s investment adviser. In the absence of any gross negligence, willful default or fraud on the part of State Street, its agents or employees, State Street shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. State Street shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. Nothing in this paragraph shall be construed as imposing upon State Street any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

Section 10. PROVISION OF INFORMATION

The Fund shall provide, or cause a third party to provide, certain data to State Street as a condition to State Street’s obligations under Section 7 of this Agreement. The data required to be provided pursuant to this Section 10 is set forth on Schedule C hereto, which schedule may be separately amended or supplemented by the Fund and State Street from time to time.

State Street is authorized and instructed to rely upon the information it receives from the Fund or any third party authorized by the Fund (a “Third Party Agent”) to provide such information to State Street. State Street shall have no responsibility to review, confirm, or otherwise assume any duty with respect to the accuracy or completeness of any information supplied to it by the Fund or any Third Party Agent.

Section 11. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS

The Fund assumes full responsibility for complying with all securities, tax, commodities, and other laws, rules, and regulations applicable to it. At such times as State Street may reasonably request, the Fund shall provide, or cause to be provided, to State Street a certificate from the Fund, the Fund’s investment adviser, and/or the independent accountants of the Fund, and each other service provider or agent acting on behalf of the Fund, as to such party’s compliance with such laws, rules, and/or regulations to which the Fund is subject. In each case, such certificate shall be in form and substance reasonably satisfactory to State Street.

Section 12. STANDARD OF CARE; LIMITATION ON LIABILITY

State Street shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder, provided, however, that State Street shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by the Fund unless caused by its own fraud, willful default, gross negligence or willful misconduct or that of its agents or employees. State Street shall be responsible for the performance of only such duties as are set forth in this Agreement (but including any additional duties as may be agreed upon in writing from time to time among the parties pursuant to Section 5 hereof) and, except as otherwise provided under Section 8, shall have no responsibility for the actions or activities of any other party, including other service providers to the Fund. State Street shall have no liability in respect of any loss, damage, or expense suffered by the Fund insofar as such loss, damage, or expense arises from the performance of State Street’s duties hereunder in reliance upon records that were created and/or maintained for the Fund by entities other than State Street prior to State Street’s appointment under this Agreement as a service provider to the Fund.

In any event, for the services provided pursuant to Section 5 of this Agreement, State Street’s cumulative liability for any calendar year, regardless of the form of action or legal theory, shall be limited to such amounts as may be agreed upon from time to time between the parties hereto.

Without in any way limiting the generality of the foregoing, State Street shall in no event be liable for any loss or damage arising from causes beyond its reasonable control, including, without limitation, delay or cessation of services hereunder or any damages to the Fund resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, communications disruption, or other impossibility of performance.

In no event shall either party to this Agreement be liable for indirect, special or consequential damages.

Section 13. INDEMNIFICATION

The Fund hereby agrees to indemnify and hold harmless State Street to the fullest extent permitted by law from and against any loss, liability, claim or expense (including reasonable attorney’s fees and disbursements) suffered or incurred by State Street in connection with the performance of its duties hereunder, including, without limitation, any liability or expense suffered or incurred as a result of the acts or omissions of the Fund, the Fund’s investment adviser, any Third Party Agent, or any Authorized Price Source whose data or services, including records, reports or other information State Street must rely upon in performing State Street’s duties under this Agreement; as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund or the Fund’s investment adviser or any other designated person; or, as a result of any reliance by State Street upon records that were created and/or maintained for the Fund by entities other than State Street prior to State Street’s appointment under this Agreement as a service provider to the Fund; provided, however, that such indemnity shall not apply to any liability or expense occasioned by or resulting from the fraud, willful default, gross negligence, or willful misconduct of State Street in the performance of its duties hereunder.

The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event that the Fund elects to assume the defense of any such suit and retain counsel, State Street, or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Fund shall have specifically authorized the retaining of such counsel, or (ii) State Street shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

Section 14. SUCCESSOR AGENT

If a successor to State Street shall be appointed by the Fund, then the Fund shall deliver to State Street a written order designating the successor agent and State Street shall, upon termination of this Agreement pursuant to Section 15, deliver to such successor agent at the office of the successor agent all books and records of the Fund maintained by State Street hereunder. In the event that this Agreement is terminated by either party without the appointment of a successor agent, State Street shall, upon receipt of Proper Instructions, deliver such books and records in accordance with such instructions.

In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to State Street on or before the effective date of such termination, then State Street shall have the right to deliver to the office of the Fund all books and records of the Fund maintained by State Street hereunder.

SECTION 15. TERM OF AGREEMENT

This Agreement shall be effective from the date first stated above and shall remain in full force and effect until terminated as hereinafter provided.

Either party may, in its discretion, terminate this Agreement for any reason by giving the other party at least sixty (60) days prior written notice of termination. Notwithstanding anything contained herein to the contrary, following notice of resignation by the Fund’s investment adviser, this Agreement may be terminated immediately by State Street without prior written notice.

Section 16. FEES AND EXPENSES

The Fund agrees to pay to State Street such compensation for its services and expenses hereunder as may be agreed upon from time to time in a written fee schedule (the “Fee Schedule”) approved by the Fund and State Street. The fees under this Agreement shall be accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Fund shall reimburse State Street for its reasonable and documented out-of-pocket expenses incurred in connection with the services State Street provides to the Fund under this Agreement.

The Fund and/or its investment adviser shall bear all expenses that are incurred in the Fund’s operation, including those as specifically set forth in the Fund’s Registration Statement.

Section 17. CONFIDENTIALITY

State Street agrees on behalf of itself and its employees to keep confidential all records and other information related to the Fund and its shareholders, except in cases whereby State Street has been requested by the Fund to make such disclosure, State Street has received the prior written consent of the Fund, which consent shall not be unreasonably withheld, or in the following cases with respect to which State Street shall notify the Fund (unless State Street is prohibited from doing so in such circumstance), as promptly as possible, so that the Fund may have a reasonable opportunity to obtain, in an expeditious manner, a protective order or other similar form of protection against disclosure of such confidential information: (a) State Street is requested by a regulatory authority or required by law to disclose confidential information, or (b) State Street has determined that such disclosure is necessary for the protection of its interests. In the event that any relief sought by the Fund is not obtained in a timely manner, State Street will furnish only that portion of the confidential information that it is advised by its counsel necessary to respond to the request. State Street agrees to use the confidential information it receives from the Fund only for the purposes of performing services under this Agreement. Notwithstanding the foregoing, the Fund acknowledges that State Street may provide access to and use of confidential information, without the consent of the Fund or prior notice to the Fund, to State Street’s respective employees, contractors and agents engaged in activities contemplated by this Agreement or its professional advisors or auditors and who have been apprised of the confidential nature of such information.

Section 18. NOTICES

All notices shall be in writing and shall be deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested. Notices shall be addressed to each party at its address set forth below, or such other address as the recipient may have specified by earlier notice to the sender.

If to State Street:	State Street Bank and Trust Company
Attn: Jack Clark
Fund Administration
One Federal Street, 8th Floor
Boston, MA 02110
Telephone: 617.662.1491
Fax: 617.662.0811

If to the Fund:	Morgan Stanley Global Long/Short Fund A
Attn: Noel Langlois
One Tower Bridge
100 Front Street, Suite 1100
West Conshohocken, PA 19428-2881
Telephone: 610.940.5976
Fax: 877.260.1197

Section 19. SERVICES NOT EXCLUSIVE

The services of State Street to the Fund are not to be deemed exclusive, and State Street shall be free to render similar services to others. State Street shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund.

Section 20. ASSIGNMENT; SUCCESSORS

This Agreement shall not be assigned without the prior written consent of each party to this Agreement, except that either party may assign its rights and obligations hereunder to a party controlling, controlled by, or under common control with such party.

Section 21. ENTIRE AGREEMENT

This Agreement (including all schedules and attachments to the Agreement) constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all previous representations, warranties, and/or commitments, whether oral or in writing, regarding the services to be performed hereunder.

Section 22. AMENDMENTS

No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party to this Agreement. The term “Agreement”, as used herein, includes all schedules and attachments hereto and any future written amendments, modifications, or supplements made in accordance with this Section 22.

Section 23. HEADINGS NOT CONTROLLING

Section headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

Section 24. WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Section 25. SURVIVAL

All provisions regarding indemnification, warranty, liability and limits thereon shall survive following the expiration or termination of this Agreement.

Section 26. SEVERABILITY

In the event that any provision of this Agreement is held illegal, void, or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect.

Section 27. COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute but one and the same Agreement.

Section 28. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

Section 29. DATA ACCESS SERVICES ADDENDUM

The Data Access Services Addendum to this Agreement shall be incorporated into this Agreement. The Fund acknowledges that the data and information it will be accessing from State Street is unaudited and may not be accurate due to inaccurate pricing of securities, delays of a day or more in updating the account and other cause for which State Street will not be liable to the Fund.

IN WITNESS WHEREOF, the parties hereto have duly executed as of the date and year first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gary L. French
Name:	Gary L. French
Title:	Senior Vice President

MORGAN STANLEY GLOBAL LONG/SHORT FUND A

By:	/s/ Francie Tai
Name:	Francie Tai
Title:	Assistant Treasurer

ADMINISTRATIVE SERVICES AGREEMENT

State Street Bank and Trust Company (the “Administrator”)

Morgan Stanley Global Long/Short Fund A (the “Fund”)

Dated: November 15, 2007

Schedule A -

Notice Filing with State Securities Administrators

At the specific direction of the Fund, State Street will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Fund shares are to be offered or sold pursuant to instructions given to State Street by the Fund.

The Fund shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Fund shares to be permitted to be sold in each such jurisdiction. In the event that State Street becomes aware of (a) the sale of Fund shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Fund shares in excess of the number of Fund shares permitted to be sold in such jurisdiction, State Street shall report such information to the Fund, and it shall be the Fund’s responsibility to determine appropriate corrective action and instruct State Street with respect thereto.

The Blue Sky services shall consist of the following:

1.	Filing of Fund’s Initial Notice Filings, as directed by the Fund;

2.	Filing of Fund’s renewals and amendments as required;

3.	Filing of amendments to the Fund’s registration statement where required;

4.	Filing Fund sales reports where required;

5.	Payment at the expense of the Fund of all Fund Notice Filing fees;

6.	Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.	Filing of annual reports and proxy statements where required; and

8.	The performance of such additional services as State Street and the Fund may agree upon in writing.

Unless otherwise specified in writing by State Street, Blue Sky services by State Street shall not include determining the availability of exemptions under a jurisdiction’s blue sky law. Any such determination shall be made by the Fund or its legal counsel. In connection with the services described herein, the Fund shall issue in favor of State Street a power of attorney to submit Notice Filings on behalf of the Fund, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT I

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of November 15, 2007, that Morgan Stanley Global Long/Short Fund A (the “Fund”) with principal offices at One Tower Bridge, 100 Front Street, Suite 1100, West Conshohocken, Pennsylvania, U.S.A., makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The Power to submit notice filings for the Fund in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of State Street in connection with the notice filings of the Fund’s shares.

2. CHECKS. The power to draw, endorse, and deposit checks in the name of the Fund in connection with the notice filings of the Fund’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at State Street shall have authority to act on behalf of the Fund with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by State Street of such termination of authority. Nothing herein shall be construed to constitute the appointment of State Street as or otherwise authorize State Street to act as an officer, trustee or employee of the Fund.

IN WITNESS WHEREOF, the Fund has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

Morgan Stanley Global Long/Short Fund A

By:	/s/ Francie Tai
Name:	Francie Tai
Title:	Assistant Treasurer

Subscribed and sworn to before me

this 16th day of November 2007

Kathleen M. Pratt

Notary Public

State of Pennsylvania

In and for the County of Montgomery

My Commission expires 4-15-08

ADMINISTRATIVE SERVICES AGREEMENT

State Street Bank and Trust Company (the “Administrator”)

Morgan Stanley Global Long/Short Fund A (the “Fund”)

Dated: November 15, 2007

Schedule B – Authorized Pricing Sources

Pursuant to the terms of the Administrative Services Agreement, the Fund has directed the Administrator to, inter alia, calculate the net asset value of the Fund and to perform certain other accounting services in accordance with the Fund’s Registration Statement and Governing Documents. The Fund hereby authorizes and instructs the Administrator to utilize the pricing sources specified on the attached forms as sources for securities prices in calculating the net asset value of the Fund and acknowledges and agrees that the Administrator shall have no liability for any incorrect data provided by pricing sources selected by the Fund or otherwise authorized by Proper Instructions (as such term is defined in the Administrative Services Agreement), except as may arise from the Administrator’s lack of reasonable care in performing the agreed-upon tolerance checks as to the data furnished and calculating the net asset value of the Fund in accordance with the data furnished and the Administrator’s performance of the agreed-upon tolerance checks.

MORGAN STANLEY GLOBAL LONG/SHORT FUND A

By:	/s/ Francie Tai
Name:	Francie Tai
Title:	Assistant Treasurer

ADMINISTRATIVE SERVICES AGREEMENT

State Street Bank and Trust Company (the “Administrator”)

Morgan Stanley Global Long/Short Fund A (the “Fund”)

Dated: November 15, 2007

Schedule C – Required Information

REQUIRED INFORMATION	RESPONSIBLE PARTY

Portfolio Trade Authorizations	Investment Adviser
Currency Transactions	Investment Adviser
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Dividend/Distribution Schedule	Administrator/Investment Adviser
Dividend/Distribution Declaration	Administrator/Investment Adviser
Dividend Reconciliation/Confirmation	Administrator
Corporate Actions	Third Party Vendors/Custodian
Service Provider Fee Schedules	Investment Adviser
Expense Budget	Administrator/Investment Adviser
Amortization Policy	Administrator/Investment Adviser
Accounting Policy/Complex Investments	Administrator/Investment Adviser
Audit Management Letter	Administrator/Auditor
Annual Shareholder Letter	Investment Adviser
Annual/Semi-Annual Reports	Administrator/Investment Adviser